Exhibit 10.1

July 12, 2026

Yanina Grant

Re: Offer of Employment

Dear Yanina:

We are pleased to offer you at-will employment in the position of Chief Financial Officer of ImageneBio, Inc. (the “Company”) on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Employment by the Company. Your employment with the Company shall begin on July 20, 2026, or such other date as agreed to by you and the Company (such actual date your employment begins, the “Start Date”). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties as are required by the Company’s Chief Executive Officer (“CEO”), to whom you will report. You represent to the Company that you are not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit you from, executing this Agreement and performing fully your duties and responsibilities hereunder. Your primary work location shall be the Company’s office located in San Diego, California, although you are permitted to work remotely from your personal residence location in California as reasonably necessary to perform your assigned duties. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, you shall receive a base salary at the rate of $450,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. Following an annual review by the Company’s Board of Directors (“Board”), you will be eligible for increases to your Base Salary at the Board’s sole discretion.

2.2 Annual Bonus. You shall be eligible to earn an annual bonus with a target amount of up to 40% of your then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”). Whether you receive the Annual Bonus for any given year, and the amount of the Annual Bonus, shall be determined by the Board and/or its Compensation Committee in its discretion based upon the achievement of preestablished corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid to earn and be paid such bonus.

2.3 Equity. Subject to approval by the Board, as soon as practicable following the Start Date, you shall be granted an option (the “Option”) to purchase 95,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”). The Option shall have an exercise price equal to the fair market value on the grant date. The Option shall be governed in all respects by the terms of the Company’s 2025 Equity Incentive Plan (the “Equity Plan”) and the stock option grant notice and stock option agreement to be entered into between you and the Company. The Option shall vest over a period of four years, with 1/4 of the shares of Common Stock subject to the Option vesting on the first anniversary of the Start Date, and the balance vesting in a series of thirty-six (36) successive equal monthly installments thereafter, in each case subject to your Continuous Service (as defined in the Equity Plan) through each vesting date. Subject to approval by the Board, as soon as practicable following the Start Date, you shall be granted restricted stock units (the “RSUs”) covering 65,000 shares of Common Stock. The RSUs shall be governed in all respects by the terms of the Equity Plan and RSU award grant notice and award agreement to be entered into between you and the Company. The RSUs shall vest over a period of four years, with 1/4 of the RSUs vesting on the first anniversary of the Start Date and the balance vesting in a series of twelve (12) successive equal quarterly installments thereafter, in each case subject to your Continuous Service through each such vesting date. You shall be eligible for consideration for annual grants of additional equity awards pursuant to the process applicable to other similarly situated employees.

3. Reasonable Business Expenses. You shall be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4. Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. You shall be entitled to participate in all employee benefit programs for which you are eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5. At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without cause or advance notice. Upon termination of your employment for any reason, you shall be deemed to have resigned from all positions and to have terminated all relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Outside Activities During Employment. Except with the prior written consent of the CEO, you will not during the term of your employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which you are a passive investor. You may engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of your duties hereunder or conflict in any way with the business of the Company. You agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7. Termination; Severance.

7.1 Term and Termination. The term of this Agreement shall be the period commencing on the Start Date and ending on the date that your employment is terminated by either party pursuant to the provisions of this Agreement. You are employed at-will, meaning that, subject to the terms and conditions set forth herein, either the Company or you may terminate your employment at any time, with or without cause.

7.2 Compensation upon Termination. Upon the termination of your employment for any reason, the Company shall pay you all of your accrued and unpaid wages earned through your last day of employment.

7.3 Severance Eligibility. You will be eligible to participate in the Company’s Severance and Change in Control Plan (the “Severance Plan”) as a C-Suite executive (other than CEO) participant, which provides for certain severance and other benefits upon a Covered Termination (as defined in the Severance Plan). Complete terms of your severance eligibility will be set forth in the Severance Plan and your individual Participation Agreement, which will be provided to you separately and which you must sign and return to the Company in order to be eligible to receive any such severance benefits.

8. Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s standard form of Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit A. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

9. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of U.S. Internal Revenue Code Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A-2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)) to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the deadline to execute any applicable separation and release agreement occurs in the calendar year following the calendar year of your Separation from Service, such separation and release agreement will not be deemed effective any earlier than the release deadline for purposes of determining the timing of provision of any severance benefits.

10. Arbitration of All Disputes. To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this offer letter, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this letter agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: (i) https://www.jamsadr.com/rules-employment-arbitration/ and (ii) https://www.jamsadr.com/rules-comprehensive-arbitration/) at a location closest to where you last worked for the Company or another mutually agreeable location. Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures appropriate to the relief being sought (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at a location closest to where you last worked for the Company or another mutually agreeable location. Any demand for arbitration must be made within the statute of limitations applicable to the claim asserted as if such claim were asserted in court. Failure to demand arbitration (or, where applicable, file a counterclaim, crossclaim, or third-party claim) within such time limitation shall serve as a waiver and release with respect to all such claims. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You acknowledge and agree that proceedings of any non-individual claim(s) under the California Private Attorneys General Act (“PAGA”) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual or individual PAGA claim. Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all arbitration administrative fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Each party is responsible for its own attorneys’ fees, except as may be expressly set forth in your Employee Confidential Information and Inventions Assignment Agreement or as otherwise provided under applicable law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

11. General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by you and the Company at the direction of the Board. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations set forth under Sections 7, 8, 9, 10, and 11 will survive the termination of this Agreement and your employment. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

This offer is subject to satisfactory proof of your identity and right to work in the United States, background check, and other applicable pre-employment screenings.

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best regards,

IMAGENEBIO, INC.

/s/ Kristin Yarema, Ph.D.

Kristin Yarema, Ph.D.

Chief Executive Officer

Accepted and agreed:

/s/ Yanina Grant

Yanina Grant

Date: July 12, 2026

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT